Exhibit 10.2

Wicklow Consulting Inc.

1 Chestnut Park Rd.

Toronto, Ontario

M4W 1W4

June 17, 2013

Vitran Corporation Inc.

701-185 The West Mall

Toronto, ON

M9C 5L5

Attention: Board of Directors

This letter will confirm and document the consulting arrangement agreed to between Vitran Corporation Inc. (“Vitran”) and Wicklow Consulting Inc. (“Wicklow”) effective April 4, 2013, pursuant to which Wicklow provides consulting services (the “Consulting Services”) to Vitran, including the services of William S. Deluce to serve as Interim President and CEO of Vitran.

The fees payable to Wicklow for the provision of the Consulting Services are $54,807.69 per month, plus HST. Vitran will also reimburse Wicklow for expenses incurred by Wicklow in providing the Consulting Services, in accordance with Vitran’s policies regarding the reimbursement of expenses for consultants.

The fees for the Consulting Services will be paid by Vitran in accordance with invoices submitted by Wicklow. Wicklow will be responsible for any taxes payable in respect of the amounts payable by Vitran for the Consulting Services.

This arrangement may be terminated at any time with the mutual agreement of Wicklow and Vitran, or by either party upon three months prior notice to the other.

Please sign below to confirm your agreement with the foregoing.

Wicklow Consulting Inc.

Per:   /s/ William S. Deluce

Name:  William S. Deluce

Title:  Principal

The foregoing is hereby acknowledged and agreed to.

Vitran Corporation Inc.

Per:   /s/ Georges Hébert

Name:  Georges L. Hbert

Title:  Director – Chair of Compensation Committee